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                                                          EXHIBIT 23.2

                            INDEPENDENT AUDITORS' CONSENT


The Board of Directors and Shareholders
Dollar Tree Stores, Inc.:


We consent to the incorporation by reference herein of our report dated May 25, 2000 relating to the supplemental consolidated balance sheets of Dollar Tree Stores, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related supplemental consolidated income statements, statements of shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in Dollar Tree
Stores, Inc.'s Form 8-K filing dated July 12, 2000. The supplemental consolidated financial statements give retroactive effect to the merger of Dollar Tree Stores, Inc. and Dollar Express, Inc. which occurred on May 5, 2000.

We also consent to the incorporation by reference herein of our report January 24, 2000 relating to the consolidated balance sheets of Dollar Tree Stores, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated income statements, statements of shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the Annual Report on Form 10-K for the year ended December 31, 1999 of Dollar Tree Stores, Inc.

We also consent to the reference to our firm under the headings "Selected Financial Data" and "Experts" in the prospectus.

/s/ KPMG LLP

Norfolk, Virginia
July 31, 2000